Exhibit 10.2

REFERENCE LABORATORY SERVICES AGREEMENT

This Reference Laboratory Services Agreement (the “Agreement”) made this September 20, 2014, by and between The Board of Trustees of the University of Arkansas acting for and on behalf of the UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES (hereinafter called “UAMS”) and SIGNAL GENETICS, INC., a Delaware corporation, (hereinafter called “LABORATORY”) with reference to the following facts:

WHEREAS, UAMS operates a clinical laboratory to benefit the patients it services and requires the services of a qualified reference laboratory capable of furnishing gene array diagnostic testing services which the hospital is unable to perform in its own laboratory;

WHEREAS, Signal Genetics (LABORATORY) operates a clinical laboratory in Little Rock, Arkansas, and is engaged in the business of providing gene array testing services and pursuant to the terms set forth herein, desires to provide such laboratory services to UAMS; and

WHEREAS, UAMS desires to engage LABORATORY to provide gene array diagnostic testing to UAMS; and,

NOW THEREFORE, UAMS and LABORATORY agree as follows:

1.	TERM

The initial term of the Agreement shall commence September 20, 2014 and terminate September 19, 2017 (the “Initial Term”).  The Agreement may be renewed by agreement of the parties each year for additional twelve (12) month terms (each a “Renewal Term” and together with the Initial Term, the “Term”).  The parties agree to provide written notice of its intent to the other of its intent to renew the Agreement at least sixty (60) days prior to the expiration of the current Term.

2.	TERMINATION

2.1
UAMS has the right to terminate this Agreement immediately, without payment of termination fee or penalty, in the event of LABORATORY’S (i) gross negligence, (ii) willful misconduct, (iii) sanction by CMS, OIG or other governmental entity, conviction of crimes involving moral turpitude or illegal acts, (iv) filing by or against LABORATORY of a petition in bankruptcy or in equity for receivership or for reorganization under the United States Bankruptcy Code, as now or hereafter amended, which filing is not withdrawn or vacated within thirty (30) days and/or (v) a material breach of any of its obligations under this Agreement which breach is not cured within thirty (30) days after receipt of written notice of such alleged breach, or (vi) at will by providing sixty (60) days written notice.

2.2
LABORATORY has the right to terminate this Agreement, without payment of termination fee or penalty, in the event of UAMS’s (i) gross negligence, (ii) willful misconduct, (iii) conviction of crimes involving moral turpitude or illegal acts, (iv) filing by or against UAMS of a petition in bankruptcy or in equity for receivership or for reorganization under the United States Bankruptcy Code, as now or hereafter amended, which filing is not withdrawn or vacated within thirty (30) days and/or (v) a material breach of any of UAMS’ obligations under this Agreement which-breach is not cured within thirty (30) days after receipt of written notice of such alleged breach, or (vi) at will by providing sixty (60) days written notice.

3.	OBLIGATIONS UPON TERMINATION.

LABORATORY agrees to provide UAMS with transitional services after the date of termination on a time and materials basis as determined and agreed to by the parties in writing.  Termination shall not relieve, release or discharge either party hereto from any obligation, debt or liability which may have accrued prior to the termination of this Agreement, and which remains to be performed upon the date of the termination, including but not limited to the obligation of LABORATORY to provide the specified services to UAMS and the obligation of UAMS to provide compensation to LABORATORY.  In particular, in the event the Agreement is terminated for any reason, UAMS will pay LABORATORY and LABORATORY will be entitled to retain all outstanding fees for services performed by LABORATORY.

4.	TESTING SERVICES

4.1
LABORATORY agrees to perform gene array clinical diagnostic testing services associated with LABORATORY ‘s proprietary gene expression profile analysis [and known as MyPRS] as are ordered by UAMS during the Term of this Agreement.  LABORATORY will process specimens and provide all technical personnel, materials and equipment necessary to perform the gene array test.

4.2
UAMS hereby agrees that LABORATORY shall be the exclusive provider to UAMS during the Term of the gene array diagnostic testing services that are the subject of this Agreement.  However, there is no guarantee of a minimum quantity of tests UAMS will request from LABORATORY during the term of this agreement.

4.3	Testing services shall be performed in accordance with the guidelines and notices set forth in the then current Signal Genetics Test catalog and applicable federal state and municipal law.

5.	ADDITIONAL SERVICES

5.1
Specimen Pick Up and Report Delivery - LABORATORY will provide a reference specimen pick up and report delivery service to UAMS on an as needed basis Monday through Friday of each week.  Results will, in most cases, be available to UAMS within [****] of the time the specimen is submitted to the LABORATORY through secure access to Signal Genetics website.

5.2
Supplies - LABORATORY will provide, at no additional charge, routine supplies necessary for the collection, preparation and preservation of specimens to be submitted to LABORATORY for testing pursuant to this Agreement and to the extent the provision of such supplies does not conflict with fraud and abuse regulations or statutes.

5.3	Consultation - LABORATORY staff shall be available to consult with UAMS by telephone during normal LABORATORY working hours to discuss LABORATORY’S procedures and to explain test results.

5.4
Unsatisfactory Specimens and Unsatisfactory Results - If LABORATORY cannot analyze a specimen because of improper collection or degradation in process, or is unable to obtain satisfactory test results, LABORATORY will notify UAMS.  LABORATORY will only charge UAMS for those specimens on which it is able to obtain a satisfactory result.

6.	DATA INTERPRETATION

6.1
Data Interpretation.  UAMS shall be responsible for physician review and interpretation of the gene array diagnostic test data provided by LABORATORY (collectively, the “Professional Services”) for Molecular Diagnostic Tests ordered by UAMS.

7.	FEES

7.1
UAMS shall pay LABORATORY for each gene array test performed and resulted on a Medicare patient at the rate of [****]% of the Scheduled Hospital Medicare reimbursement rate in effect at the time of performance of the test (the “Fee”).

7.2	LABORATORY shall invoice UAMS for the gene array tests performed on Medicare patients by the 5th of the month. UAMS will pay within thirty (30) days of receipt of an invoice.

Invoices shall be mailed to:

UAMS Medical Center
Department of Pathology and Laboratory Services
Administrative Director
4301 West Markham St. Slot 502
Little Rock, AR 72205

7.3
No fee will be incurred by UAMS for gene array clinical diagnostic tests performed on non-Medicare patients.  UAMS will clearly tag or otherwise indicate on each work order whether or not such specimen is for a non-Medicare patient.  Gene array tests for research purposes may be performed for UAMS and billed pursuant to a separate agreement.

8.	BILLING

8.1	UAMS shall be responsible for billing Medicare for tests performed by LABORATORY for TAMS’ Medicare-patients

8.2
LABORATORY shall be responsible for billing third party payors or patients for all tests performed by LABORATORY on non-Medicare patients.  UAMS shall promptly provide to LABORATORY all relevant billing information required for LABORATORY to bill third party payors or patients for tests in respect of non-Medicare patients.

9.	ACCREDITATION OF TESTING SITES

Testing performed hereunder shall be performed at the LABORATORY’S testing facility located in Little Rock, Arkansas or at another similar facility of LABORATORY.  The facility is and shall remain a duly licensed clinical laboratory under applicable federal, state and municipal law, failure to maintain accreditation could result in immediate termination of this agreement.

10.	CHANGE IN LAW OR REGULATION

The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations and ordinances applicable on the date the Agreement takes effect.  Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, state or local authorities, or if any such change materially alters the amount or method of compensating LABORATORY for testing performed for UAMS or for any other party, or materially increases the cost of LABORATORY’s performance hereunder, this Agreement shall terminate upon THIRTY (30) days notice thereof to the other party, unless within said THIRTY (30) day period the parties agree to such modifications of the Agreement as may be necessary to establish compliance with such authorities or to reflect such change in compensation or cost.

11.	STATUS AS AN INDEPENDENT CONTRACTOR

LABORATORY is, and shall at all times be deemed to be, an independent contractor and shall be wholly responsible for the manner in which it performs the services required of it by the terms of this Agreement.  LABORATORY is entirely responsible for compensating staff, subcontractors, and consultants employed by LABORATORY.  This Agreement shall not be construed as creating the relationship of employer and employee, or principal and agent, between UAMS and LABORATORY or any of LABORATORY’S employees, agents, consultants, or subcontractors.  LABORATORY and UAMS assume exclusively the responsibility for the acts of their respective employees, agents, consultants, or subcontractors as they relate to the services to be provided during the course and scope of their employment.  LABORATORY, its agents, employees, consultants, or subcontractors, shall not be entitled to any rights or privileges of UAMS employees and shall not be considered in any manner to be UAMS employees and UAMS, its agents, employees, consultants or subcontractors, shall not be considered in any manner to be LABORATORY employees.

12.	FORCE MAJEURE

LABORATORY shall not be liable for any claims or damages if such claims or damages result or arise out of a failure or delay that is due to any act beyond the control of the LABORATORY.

13.	WARRANTY

LABORATORY warrants to UAMS that all services provided hereunder shall be performed in accordance with established and recognized clinical laboratory testing procedures and with reasonable care in accordance with applicable federal, state, and local laws.  No other warranties are made by laboratory.  In no event shall LABORATORY be responsible for any consequential or special damages of UAMS or of any third party.

14.	NON-DISCRIMINATION

All services provided by LABORATORY hereunder shall be in compliance with all applicable federal and state laws prohibiting discrimination on the basis of race, color, religion, sex, national origin, handicap or veteran status.

15.	INDEMNIFICATION

The parties agree that each party hereto is not responsible for the negligent acts or omissions of the agents or employees of the other party.  This agreement shall not be construed to require any party to indemnify any other party from its negligence, acts, or omissions.  The Arkansas Constitution precludes UAMS, as a sovereign entity, from entering into agreements to indemnify any third party.  This Agreement shall not be construed as or constitute a waiver of sovereign immunity of the State of Arkansas or its entities thereof, including UAMS; nor shall it constitute a waiver of the legal requirements for filing a claim against the State of Arkansas, its entities or UAMS, which must be filed with the Arkansas State Claims Commission.

16.	COMPLIANCE

16.1
LABORATORY shall comply with the United States Department of Health and Human Services, Office of Inspector General (OIG) requirements related to eligibility for participation in Federal and State health care programs, any failure to comply or sanction of LABORATORY by CMS, OIG or any other governmental entity is cause for immediate termination of this agreement.

16.2
LABORATORY and UAMS shall review all organization, employees, subcontractor agents and physicians for eligibility against General Services Administration and OIG Parties Excluded from Federal Programs Lists and Cumulative Sanction Lists respectively to ensure that Ineligible Persons are not employed or retained to provide services related to this Agreement.  Ineligible Persons may include both entities and individuals and are defined as any individual or entity who:

(a)	Is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal or State health care programs; or

(b)
Has been convicted of a criminal offense related to the provision of health care items or services and has not been reinstated in the Federal or State health care programs after a period of exclusion, suspension, debarment, or ineligibility.

16.3
LABORATORY and UAMS both acknowledge that Ineligible Persons, as defined in Section [16.2.a. and 16.2.b.], shall be excluded from providing federally and State funded health care services covered by this Agreement.  LABORATORY shall promptly notify UAMS of any limitation or governmental action initiated against LABORATORY that would materially affect this Agreement.

17.	CONFIDENTIAL INFORMATION

17.1
All information or data relating to the business or operations of any party to this Agreement acquired by any other party hereto in connection with this Agreement shall be treated as confidential by the acquiring party, and shall not, unless otherwise required by law or the requirements of any accrediting agency, be disclosed by the acquiring party without the prior written permission of the party hereto to whom the information in question relates.  This provision shall survive termination of this Agreement.

17.2	LABORATORY shall have the right to designate and make oral or published reference to its status as a contracting laboratory in accordance with UAMS policies. (See Administrative Guide 13.1.01.)

17.3
Each of the parties represents and warrants to the other party that it will comply with all applicable laws, rules and regulations (“Applicable Laws”), including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”) privacy regulations, the HIPAA standard transactions and security regulations (as of the effective dates of those regulations).  Failure by either party to comply with any applicable law shall be considered a material breach of this Agreement.  Each party agrees that, upon request of the other party, it shall provide written verification of compliance with all applicable laws and confirm its full licensure and certification to the extent appropriate to its then current operations.

18.	INSURANCE

LABORATORY shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law, including, without limitation Commercial General Liability, workers compensation and professional liability insurance each on customary terms and conditions (including price and coverage amounts).

19.	NOTICE

All notices hereunder shall be in writing, dated and signed by the party giving the same.  Each notice shall be either (i) delivered in person to the address of the party for whom it is intended at the address of such party as shown below, or (ii) delivered to the United States Postal Service in a secure and sealed envelope or other suitable wrapper addressed to the Party for whom it is intended at the address of such Party as provided below, with sufficient postage affixed, certified or registered mail, return receipt requested, (iii) sent by facsimile with a confirmation sheet, or (iv) delivered to a nationally recognized overnight courier service that traces any such notice.  The effective date of such notice shall be the date of delivery in the event of delivery in accordance with (i), (iii) or (iv) and five (5) days after deposit in the U.S. Mail in the event of delivery in accordance with (ii).  The address at which any Party hereto is to receive notice may be changed from time to time by such Party by giving notice of the new address to all other parties hereto.  The addresses of the Parties, until changed in accordance with the foregoing, are:

UAMS:	University Of Arkansas for Medical Sciences
4301 West Markham Street, Mail Slot 816
Little Rock, AR 72205-7199
Attn:	Gareth Morgan, MD, PhD
Director, MIRT

With a Copy to:	Office of General Counsel
UAMS
4301 West Markham Street, Mail Slot 860
Little Rock, AR 72205-7199
Facsimile: (501) 686-7736

LABORATORY:	SIGNAL GENETICS, INC
5740 Fleet Street
Carlsbad, CA 92008
Attn: Samuel D. Riccitelli

20.	AMENDMENT

This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the parties.

21.	PAYMENT OF COSTS

Except as otherwise set forth herein, the parties shall each pay their own costs incurred in negotiating this Agreement and in consummating the transactions contemplated-hereby, including any fees or commission payable to any party representing them in connection with arranging or negotiating this Agreement and transactions contemplated hereby.

22.	HEADINGS

The headings of the sections of this Agreement are for convenience or reference only and shall not affect any of the provisions of this Agreement.

23.	REFERENCES

References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

24.	GOVERNING-LAW

This Agreement and the rights and obligations of the parties under this agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Arkansas, without regard to conflict of law, rules applied in such state.  Any and all controversies, disputes, disagreements or claims (collectively “Claims”) arising out of or relating in any way to this Agreement shall first be attempted to be resolved by the parties.

25.	ENTIRE AGREEMENT

This Agreement, the Exhibits and Schedules attached hereto, the other agreements referred to herein (in each case incorporated herein by this reference) contain the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreement, arrangements, and understandings, whether oral or written, between the parties.

26.	BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties and, except as otherwise prohibited, their respective successors and assigns.  Nothing contained in this Agreement, or implied here from, is intended to confer upon any other person or entity any benefits, rights, or remedies.

27.	ASSIGNMENT

Neither LABORATORY nor UAMS may assign all or any portion of their respective rights or delegate any portion of their duties hereunder without the written consent of the other Parties; provided, however, that with sixty (60) days prior written notice to UAMS (A) LABORATORY may collaterally assign this Agreement to its lenders, (B) LABORATORY may assign this Agreement in whole or in part to any direct or indirect subsidiary of LABORATORY so long as LABORATORY retains its obligations under this Agreement and (C) LABORATORY may assign this Agreement to the  purchaser in connection with a sale of all or substantially all-of its assets or-equity-interests.  All-of-the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives.  If this Agreement is assigned by LABORATORY, UAMS shall have the right to terminate upon providing thirty (30) days written notice to LABORATORY, its successors, or assigns.

28.	SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Agreement is void, illegal or unenforceable, the other provisions of this Agreement shall remain in full force and effect and the provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

29.	THIRD PARTY BENEFICIARIES

This Agreement is intended only to benefit the named parties, and there is no intent to create any rights, interest, or benefits for any other third parties.

30.	EFFECTIVE DATE

This Agreement shall be effective September 20, 2014.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as their official acts by their respective officers, each of who is duly authorized to execute the same,

SIGNAL GENETICS, INC (“LABORATORY”)	UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES (“UAMS”)

By: /s/ Samuel D. Riccitelli	By: /s/ Gareth Morgan Gareth Morgan, MD, PhD Director, MIRT
Samuel D. Riccitelli, President & CEO
(Title)

September 18, 2014	September 18, 2014
(Date Accepted by Client)	(Date Accepted by Client)

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ARKANSAS ACTING FOR AND ON BEHALF OF THE UNIVERSITY OF ARKANSAS FOR MEDICAL SCIENCES (“UAMS”)

By: /s/ William R. Bowes
William R. Bowes Vice Chancellor for Finance Chief Financial Officer

9-19-2014
(Date Accepted by Client)